Exhibit 23.11

Consent of Independent Accountants

The Board of Directors

Apple REIT Seven, Inc.

Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Seven, Inc.:

(1)	the use of our report dated November 22, 2006 with respect to the balance sheet of Linchris Hotel Partners of L.I., LLC as of December 31, 2005, and the related statements of operations and members’ equity and cash flows for the year then ended

(2)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ Larson, Kellett & Associates, P.C.

Montoursville, Pennsylvania

April 26, 2007